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                                                                   EXHIBIT 10.3


                                    EXHIBIT C


                            NTN COMMUNICATIONS, INC.

                                 EARN OUT OPTION


         THIS EARN OUT OPTION (this "Option") is made and entered into as of April 23, 1999 by and between NTN COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and Sikander, Inc., a Nevada corporation (the "Optionee").


                               W I T N E S S E T H

         In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

         1. Grant of Option. The Company hereby grants to the Optionee the right and option to purchase, in accordance with the terms and conditions of this Agreement, an aggregate of 600,000 shares of Common Stock exercisable at $.6250 per share (the "Price"), exercisable prior to the close of business on April 30, 2006 (the "Expiration Date").

         2. Vesting and Exercisability of Option. The Option will become vested and exercisable in accordance with the terms and conditions set forth in Attachment 1 hereto. In the event of termination of employment of Edward Bevilacqua (other than termination by the Company without cause) with the Company, the vested portion of this Option may only be exercised by Optionee at any time prior to 60 days after such termination of employment, and the unvested portion will immediately terminate and this Option will be of no further force or effect. If Mr. Bevilacqua's employment is terminated for any reason, the Company shall have no further obligation to use its good faith or best efforts to maximize the number of shares of Common Stock subject to the Option.

         3. Corporate Transaction. In the event of a Corporate Transaction (as defined below), the Company shall notify the Optionee at least 30 days prior thereto. To the extent not previously exercised, the Option shall terminate immediately prior to the consummation of such Corporate Transaction unless the Company determines otherwise in the exercise of its sole discretion, provided, however, the Company must permit exercise of the Option prior to its termination, even if the Option would not otherwise have been exercisable. A "Corporate Transaction" means a liquidation or dissolution of the Company, a merger or consolidation of the company with or into another corporation or entity, a sale of all or substantially all of the assets of the Company.

         4. Method of Exercise of Option and Payment of Purchase Price. Each exercise of the Option shall be by means of a written notice of exercise delivered to the Company and specifying the number of whole shares with respect to which the Option is being exercised, together with any written statements required pursuant to Section 9 below and payment of the Price in full in cash or by check payable to the order of the Company. The delivery of shares pursuant to an exercise of this Option will be conditional upon payment by the Optionee of amounts sufficient to enable the Company to pay all applicable federal, state and local withholding taxes.

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         5. Non-Assignability of Option. The Option and the rights and privileges conferred hereby are not transferable or assignable and may not be offered, sold, pledged, hypothecated or otherwise disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, garnishment, levy or similar process.

         6. Adjustments and Other Rights. The rights of the Optionee hereunder will be subject to adjustments and modifications in certain circumstances and upon occurrence of certain events including a reorganization, merger, combination, recapitalization, reclassification, stock split, reverse stock split, stock dividend or stock consolidation.

         7. Optionee Not A Stockholder. Neither the Optionee nor any other person entitled to exercise the Option shall have any of the rights or privileges of a shareholder of the Company. No adjustment will be made for dividends or other rights for which the record date is prior to the date on which such stock certificate or certificates are issued even if such record date is subsequent to the date upon which notice of exercise was delivered and the tender of payment was accepted.

         8. Application of Securities Laws. No shares of Common Stock may be purchased pursuant to the Option unless and until any then applicable requirements of the Securities and Exchange Commission, the California Department of Corporations and any other regulatory agencies, including any other state securities law commissioners having jurisdiction over the Company or such issuance, and any exchanges upon which the Common Stock may be listed, shall have been fully satisfied. The Optionee represents, agrees and certifies that:

            (a) If the Optionee exercises the Option in whole or in part at a time when there is not in effect under the Securities Act of 1933, as amended (the "Act"), a registration statement relating to the Common Stock issuable upon exercise and available for delivery to him a prospectus meeting the requirements of Section 10(a)(3) of the Act, the Optionee will acquire the Common Stock issuable upon such exercise for the purpose of investment and not with a view to resale or distribution and that, as a condition to each such exercise, he or she will furnish to the Company a written statement to such effect, satisfactory in form and substance to the Company, which statement also acknowledges that the Option shares have not been registered under the Act and are "restricted securities" within the meaning of Rule 144 under the Act and are subject to restrictions on transfer; and

            (b) If and when the Optionee proposes to publicly offer or sell the Common Stock issued to him upon exercise of the Option, the Optionee will notify the Company prior to any such offering or sale and will abide by the opinion of counsel to the Company as to whether and under what conditions and circumstances, if any, he or she may offer and sell such shares.

         The Optionee understands that the certificate or certificates representing the Common Stock acquired pursuant to the Option may bear a legend referring to the foregoing matters and any limitations under the Act and state securities laws with respect to the transfer of such Common Stock, and the Company may impose stop transfer instructions to implement such limitations, if applicable.


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         9. Notices. Any notice to be given under the terms of this Agreement or pursuant to the Plan shall be in writing and addressed to the Secretary of the Company at its principal office and any notice to be given to the Optionee shall be addressed to him at the address given beneath the Optionee's signature hereto, or at such other address as either party may hereafter designate in writing to the other party. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

         10. Effect of Agreement. This Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors of the Company to the extent set forth herein.

         11. Laws Applicable to Construction. The Option has been granted, executed and delivered as of the day and year first above written in Carlsbad, California, and the interpretation, performance and enforcement of the Option and this Agreement shall be governed by the internal laws of the State of California.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Optionee has hereunto set his hand as of the day and year first above written.

                                     NTN COMMUNICATIONS, INC.,
                                     a Delaware corporation


                                     By: /s/ KENDRA BERGER
                                        ------------------------------------
                                        Secretary



                                     OPTIONEE

                                     SIKANDER, INC.


                                     By: /s/ EDWARD BEVILACQUA
                                        ------------------------------------
                                        Edward Bevilacqua, President

                                     c/o Sikander, Inc.
                                     3540 West Sahara
                                     Las Vegas, NV 89102

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                                  ATTACHMENT 1


                METHOD OF DETERMINING NUMBER OF EARN OUT OPTIONS


         The maximum number of shares of Common Stock subject to Earn Out Options (600,000) may be reduced on or before October 31, 2000, should the revenues received by Buyer by October 31, 2000 attributed to orders for Internet/game Systems ("Systems") which occurred on or before April 30, 2000 (the "Lease Revenues") be less than $10 million (the "Gross Sales Formula"). In the event Mr. Bevilacqua's employment with Buyer is terminated for any reason prior to April 30, 2000, the revenues received by Buyer for the purpose of this calculation shall instead be deemed to be those revenues attributed to orders which occurred on or prior to 90 days following such termination, but in no event later than April 30, 2000; provided that the revenues therefrom are received by Buyer within nine months following such termination but no later than October 31, 2000. All sales outside of the Hospitality industry will be subject to the prior approval of Buyer's management. The number of shares of common stock subject to Earn Out Options may be further reduced over a four year period based upon the gross margin generated by the Systems (the "Gross Margin Formula"). The formula for each potential adjustment will be calculated as follows:

The Gross Sales Formula.

         The number of shares of common stock subject to Earn Out Options will be based upon a formula whereby the number of shares will be equal to [(the Lease Revenues) divided by ($10 million) times (600,000)]. Thus, if $8 million of Lease Revenues are received by Buyer on or before October 31, 2000 from orders occurring on or before April 30, 2000, the number of shares of common stock subject to Earn Out Options will be calculated as (8/10 x 600,000), or 480,000 shares.

         25% of such Options shall be available to Seller at the end of each of four 12- month periods of time, each being April 30 of the years 2000, 2001, 2002 and 2003.

The Gross Margin Formula

         The number of shares of common stock subject to Earn Out Options will be further subject to the "gross margin" contribution of the revenues from the systems that were recognized under the Gross Sales Formula, i.e., the same physical systems will be tracked for ongoing profitability over their general operating life. At each June 30 after the end of each annual period, a gross margin calculation, as described below, will be performed to determine the number of shares of common stock subject to Earn Out Options.


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         Each of the four periods will be equal to: [(the calculated gross margin percentage during that period) divided by (50%)] times [the number of shares of common stock subject to Earn Out Options]. Thus, if the number of shares for a given period is 120,000 and the gross margin percentage during that period is 40%, the Adjusted number of shares subject to Earn Out options for that period will be (40/50 x 120,000 shares) or 96,000 shares.

         Gross Margin will be calculated to be [(Lease Revenues less all direct costs (the "initial income contribution"), divided by (the number of years of the lease)] plus (the incremental period's revenues to Buyer from operation of the Systems) less (the incremental period's operating expenses (see below) from operation of the Systems)] all divided by [the smaller of: (the Lease Revenues) divided by (the years of the lease) or ($10 million) divided by (the years of the lease)].

         "Period operating expenses" will consist of all direct operating costs, including, but not limited to sales commissions, service and maintenance fees and costs, upgrade costs, communication costs, and license fees.

         Thus, if the Lease Revenues were $8 million, the initial income contribution from the sales portion of the Lease Revenues was $2 million, the number of years of the lease was 4, the incremental period revenues were $1,000,000, and the period operating expenses were $600,000, the calculation would be [(2,000,000/4) + 1,000,000 - 600,000]/[8,000,000/4] or
900,000/2,000,000 or 45%.

         The above calculation is based upon a plan of capital expenditures of not more than $300,000, exclusive of the amounts paid to Sikander and Mr. Bevilacqua pursuant to his employment with Buyer. Should the required capital expenditures to achieve the above-noted targets be greater than $300,000, then the parties will adjust the formulas on a good-faith basis. All capital expenditures in excess of $1,000 shall require the prior approval of the Chief Executive Officer of Buyer.

         In the event Mr. Bevilacqua's employment is terminated for any reason, Buyer shall have no obligation to continue any level of performance which would bring about vesting of the Earn Out Options.